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                                                     Exhibit 20.1


                                March 14, 1994



Reliable Financial Corporation
428 Station Street
Bridgeville, PA  15017-2002

Attention:  Mr. Stephen Grippi
            President and Chief Executive Officer

                         Letter of Intent

Gentlemen:

          This will confirm the willingness of First Commonwealth Financial Corporation ("FCFC") and Reliable Financial Corporation ("Reliable") to effect a merger between Reliable and a wholly-owned subsidiary of FCFC to be created expressly for the merger, and having the name "Interim Reliable, Inc.", on the following terms and conditions:

          (1) Upon the effective date of the merger (the "Merger") of Reliable into Interim Reliable, Inc. (the "Effective Date"), each outstanding share of Reliable Common Stock, par value $.01 per share, will be exchanged for 1.6 shares of FCFC Common Stock, par value $5 per share (the "FCFC Common Stock"). Fractional shares of FCFC Common Stock will not be issued; in lieu thereof, FCFC will pay cash for such fractional share at the rate of $19 for one whole FCFC share. On the Effective Date, the name of Interim Reliable, Inc. will automatically be changed to Reliable Financial Corporation.

          (2) The transaction will be structured as a tax-free reorganization and the receipt by the Reliable shareholders of the FCFC Common Stock in exchange for their Reliable Common Stock will not be a taxable event.

          (3) The transaction will also be structured to qualify for pooling of interests accounting treatment under generally accepted accounting principles and the accounting rules of the Securities and
               Exchange Commission.
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                                         Exhibit 20.1 (Continued)

Reliable Financial Corporation                    March 14, 1994


          (4) The liquidation account established by Reliable on March 30, 1992 in connection with its conversion from the mutual to the stock form shall continue to be maintained after the Effective Date in accordance with the regulations of the Office of Thrift Supervision.

          (5) The Merger will, of course, be subject to the approval of the Boards of Directors of Reliable and FCFC, the Reliable shareholders, the Office of Thrift Supervision, the Federal Reserve Board, the Pennsylvania Department of Banking and such other regulatory agencies as may be required, and to the execution by Reliable and FCFC of a mutually satisfactory and definitive Merger agreement, containing such representations, warranties, covenants, conditions and other provisions as Reliable and FCFC may agree to.

          (6) At the date of execution of the definitive Merger agreement, the Board of Directors of Reliable shall have received the opinion of its investment advisor, Ryan Beck & Co., that the price to be paid by FCFC represents fair value to Reliable shareholders (the "fairness opinion"). In addition, at closing of this transaction Reliable shall have received an updated fairness opinion from Ryan Beck that the transaction represents fair value to the Reliable shareholders at the time of closing. Receipt of each of these opinions shall be a condition of closing in the definitive agreement.

          If the foregoing is acceptable to you, please so indicate by signing a copy of this letter in the space provided below and returning it to me. Upon receipt, we will be prepared to meet with you and your representatives for the purpose of preparing the definitive Merger agreement.

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                                         Exhibit 20.1 (Continued)

Reliable Financial Corporation                    March 14, 1994


          If signed by you, this letter is not intended as a legally binding agreement of Reliable or FCFC, and Reliable and FCFC expressly disclaim the creation of any legally binding contractual or other obligation to each other or to third parties.

Such obligations, if any, will arise only if and when a definitive Merger agreement is signed by Reliable and FCFC.

                                  Very truly yours,

                               FIRST COMMONWEALTH FINANCIAL
                                 CORPORATION



                               By /S/JOSEPH E. O'DELL
                                  Joseph E. O'Dell
                                  Senior Executive Vice President
                                  and Chief Operating Officer


Accepted:

RELIABLE FINANCIAL CORPORATION



By /S/STEPHEN GRIPPI
   Stephen Grippi
   President and Chief Executive
   Officer

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